                                                                     Exhibit 2.8


                          UNITED STATES DISTRICT COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                                 )
                                      )        Civ. Action No. MS 1 96-288
                                      )
EAGLE-PICHER INDUSTRIES,              )        Judge S. Arthur Spiegel
INC., et al.,                         )
                                      )
                  Debtors             )
                                      )
----------------------------          )

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re                                 )
                                      )        Consolidated Case
                                      )        Nos. 1-91-00100
EAGLE-PICHER INDUSTRIES,              )
INC., et al.,                         )        Judge Burton Perlman
                                      )
                  Debtors             )
                                      )
----------------------------          )


                   FINDINGS OF FACT AND CONCLUSIONS OF LAW RE
                 CONFIRMATION OF THE THIRD AMENDED CONSOLIDATED
               PLAN OF REORGANIZATION OF THE DEBTORS, AS MODIFIED
               --------------------------------------------------

                                  INTRODUCTION
                                  ------------

         Eagle-Picher Industries, Inc. ("Eagle-Picher"), Daisy Parts, Inc., Transicoil Inc., Michigan Automotive Research Corporation, EDI, Inc., Eagle-Picher Minerals, and Hillsdale Tool and Manufacturing Co. (collectively, the "Debtors"), to-gether with the Injury Claimants' Committee appointed in the above-captioned chapter 11 cases (the "ICC") and James J.G. McMonagle, the Legal Representative for Future Claimants in the above-captioned chapter 11 cases (the "Future Claimants' Representative"; the Debtors, the ICC, and the Future Claimants' Representative being collectively referred to herein as the "Plan Proponents") having proposed that certain Third Amended Consolidated Plan of Reorganization for the Debtors, dated August 28, 1996 (as modified by the Plan Modifications, as hereinafter defined, and any further modifications announced at the Confirmation Hearing, as hereinafter defined, the "Plan");(1) and the United States Bankruptcy Court for the Southern District of Ohio (the "Bankruptcy Court") and the United States District Court for the Southern District of Ohio (the "District Court;" the Bankruptcy Court and the District Court being referred to collectively as the "Court"), sitting jointly, having conducted a hearing to consider confirmation of the Plan on November 13, 1996 (the "Confirmation Hearing"); and the Court having reviewed and considered the Plan, the Statement of Proponents of the Third Amended Consolidated Plan of Reorganiza-

--------
(1)
All capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Plan.

tion Pursuant to Sections 1129(a)(4), 1129(a)(5), 1129(a)(12), and 1123(a)(6) of
the Bankruptcy Code, the Certification of Class 20 Votes Tabulated by Hill and Knowlton, Inc., dated November 8, 1996, the Certification of Votes Tabulated by Federated Claims Services Group, dated November 12, 1996, as well as the testimony proffered and adduced and the exhibits admitted into evidence at the Confirmation Hearing and the arguments of counsel presented at the Confirmation Hearing; and the Court having also considered all of the objections to confirmation of the Plan filed by certain creditors, holders of Equity Interests, and other parties in interest; and the Court being familiar with the Plan and other relevant factors affecting the chapter 11 cases of the Debtors (the "Chapter 11 Cases"), the Court having taken judicial notice of the entire record of the Chapter 11 Cases since the Petition Date, including, but not limited to, all pleadings filed by the Plan Proponents and other parties in interest and all documentary evidence and testimony presented by the Plan Proponents in the Chapter 11 Cases before the Bankruptcy Court, and, in particular, the Court having taken judicial notice of (I) the orders entered by the Bankruptcy Court on July 19, 1991 and June 11, 1992 establishing the
General Bar Date and the Asbestos Bar Date, respec-tively, (ii) the order of the Bankruptcy Court, dated May 20, 1996 (the "Notice Order") establishing various dates in connection with approval of the Joint Disclosure Statement with respect to the Plan (the "Disclosure Statement"),
(iii) the order of the Bankruptcy Court, dated August 28, 1996, approving the Disclosure Statement and establishing various dates in connection with the solicitation of votes on and confirmation of the Plan, (iv) the order of the Bankruptcy Court, dated July 23, 1996, approving proposed Ballot Tabulation and Solicitation Procedures, and (v) the order of the Bankruptcy Court, dated December 4, 1995 (as amended by order of the Bankruptcy Court dated December 14, 1995, the "Estimation Order"), as affirmed by the District Court by order and decision entered on or about September 23, 1996 (the "Estimation Appeal Order"); and based upon the entire record, the Court makes the following:

                   FINDINGS OF FACT AND CONCLUSIONS OF LAW
                   ---------------------------------------

         In accordance with Bankruptcy Rules 7052 and 9014, the Court makes the following findings of fact and conclusions of law in support of confirmation of the Plan (collectively, the "Findings").

                                       I.

                             JURISDICTION AND VENUE
                             ----------------------

A.       JURISDICTION.

             1. Pursuant to sections 1334 and 157 of title 28 of the United States Code, the Court has jurisdiction to consider confirmation of the Plan.

             2. The Confirmation Hearing is a core proceeding under section 157(b)(2)(L) of title 28 of the United States Code.

             3. The Debtors are entities eligible for relief under section 109 of title 11 of the United States Code (the "Bankruptcy Code").

B. VENUE OF THE CHAPTER 11 CASES.

             1. The principal place of business of Eagle-Picher is Cincinnati, Ohio. Each of the other Debtors is an affiliate of Eagle-Picher within the meaning of section 101(2) of the Bankruptcy Code.

             2. Venue in the Southern District of Ohio for the Chapter 11 Cases was proper as of the Petition Date pursuant to 28 U.S.C. Section 1408 and continues to be proper.

                                       II.

                                   BACKGROUND
                                   ----------

             1. On January 7, 1991, each of the Debtors filed a voluntary petition for relief under chapter 11 of title 11 of the Bankruptcy Code with the Bankruptcy Court.

             2. Each of the Debtors continues to operate its business and manage its properties as a debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code, except that substantially all of the assets of EDI, Inc. were sold on or about November 30, 1991, and EDI, Inc. no longer owns any property or operates any business.

             3. By order of the Bankruptcy Court dated January 7, 1991, the Chapter 11 Cases were consolidated for procedural purposes only pursuant to Bankruptcy Rule 1015(b).

             4. On January 14, 1991, the United States Trustee for the Southern District of Ohio (the "United States Trustee") appointed an official committee of unsecured creditors in the Chapter 11 Cases (the "UCC") pursuant to section 1102(a) of the Bankruptcy Code, the membership of which has been amended or reconstituted from time to time during the Chapter 11 Cases.

             5. On January 14, 1991, the United States Trustee appointed the ICC pursuant to section 1102(a) of the Bankruptcy

Code, the membership of which has been amended or reconstituted from time to time during the Chapter 11 Cases.

             6. In late April, 1991, certain shareholders of Eagle-Picher filed a motion seeking the appointment of a Committee of Equity Security Holders. By order entered on or about June 24, 1991, the Bankruptcy Court directed the United States Trustee to appoint an equity committee. On July 26, 1991, the United States Trustee appointed an Equity Security Holders' Committee (the "Equity Committee"). After a hearing held by the Bankruptcy Court on January 24, 1996, the Bankruptcy Court ordered that the Equity Committee would remain in place only for the purpose of pursuing the Equity Committee's appeal of the Estimation Order to the District Court. On or about October 11, 1996, the Equity Committee filed Stipulation and Order Disbanding the Official Committee of Equity Security Holders and Permitting the Withdrawal of Marcus Montgomery P.C. and Harris, Harris & Field as its Counsel.

             7. On or about October 1, 1991, the United States Trustee filed a motion with the Bankruptcy Court requesting that the Bankruptcy Court appoint James J.G. McMonagle "as legal representative for future personal injury and property damage claimants." On or about October 31, 1991, the Bank-ruptcy Court entered an order approving the appointment of the Future Claimants' Representative, which order was modified by the Bankruptcy Court by order entered on or about March 17, 1992.

             8. Prior to the Petition Date, Eagle-Picher had been named as a co-defendant in a substantial number of law suits alleging personal injury and/or wrongful death from exposure to asbestos-containing insulation products. The lawsuits, which were pending in 48 states, British Columbia, Guam, the Virgin Islands, and the District of Columbia, alleged, in general, that Eagle-Picher and other defendant manufacturers of asbestos and asbestos-containing products failed to warn of the potential hazard to health from the inhalation of asbestos fibers in their products. From 1966 (the date the first asbestos-related case was filed) until the Petition Date, Eagle-Picher disposed of approximately 73,500 claims through trial, dismissal, or settlement. On average Eagle-Picher spent approximately $7,800 per claim, including attorneys' fees and defense costs, to dispose of these claims.

             9. As of the Petition Date, approximately 67,800 lawsuits on account of Asbestos Personal Injury Claims were outstanding against Eagle-Picher.

                                      III.

                        CRITICAL EVENTS IN THE CHAPTER 11
                           CASES RELATING TO THE PLAN
                           --------------------------

A.       THE DEBTORS' LIABILITY ON ACCOUNT OF ASBESTOS PERSONAL
INJURY CLAIMS

             1. On June 5, 1992, the Bankruptcy Court appointed Jerry Lawson (the "Mediator") as a mediator to assist in the negotiation of a consensual plan of reorganization in the Chapter 11 Cases. Early in 1993, the Mediator focused the discussions among the Debtors, the ICC, and the Future Claimants' Representative because, in the aggregate, the ICC and the Future Claimants' Representative represent the holders of the most significant claims that must be addressed in the Chapter 11 Cases.

             2. On November 10, 1993, the Debtors announced that, under the auspices of the Mediator, the Debtors, the ICC, and the Future Claimants' Representative reached an agreement on the principal elements of a plan of reorganization (the "Agreement in Principle").

             3. As a result of the Agreement in Principle, Eagle-Picher recorded a provision in the fourth quarter of 1993 of $1.135 billion to increase the asbestos liability subject to compromise on its books to $1.5 billion. Eagle-Picher viewed the $1.5 billion value as a compromise and settlement of its liability on account of Asbestos Personal Injury Claims and Lead Personal Injury Claims.

             4. On or about February 28, 1995, the Plan Proponents filed a consolidated plan of reorganization for the Debtors (the "Original Plan"), which was premised on the essential elements of the Agreement in Principle. The Original Plan proposed to channel all Asbestos Personal Injury Claims and Lead Personal Injury Claims to the PI Trust for allowance and distribution. Under the Original Plan, the Plan Proponents proposed to use the $1.5 billion value assigned to Eagle-Picher's aggregate liability on account of Asbestos Personal Injury Claims and Lead Personal Injury Claims to determine the extent to which the PI Trust would share in the Distribution Value.

             5. Both the UCC and the Equity Committee objected to the use of the $1.5 billion value in the Original Plan on the ground that such figure placed too high an estimate on the value of present and future Asbestos Personal Injury Claims.

             6. To resolve the dispute among the parties over the value of present and future Asbestos Personal Injury Claims, on July 12, 1995, the Debtors filed with the Bankruptcy

Court a motion (the "Estimation Motion") requesting the Bankruptcy Court to estimate the value of Asbestos Personal Injury Claims, in the aggregate, for purposes of determining the relative distributions of value in the Original Plan, as it might be modified.

             7. In September and October of 1995, the Bankruptcy Court held hearings on the Estimation Motion. On December 4, 1995, the Bankruptcy Court entered the Estimation Order, in which it estimated the aggregate value of Asbestos Personal Injury Claims as of the Petition Date. The Bankruptcy Court valued claims lodged against Eagle-Picher prior to the Petition Date at $478 million and valued all claims filed and expected to be filed against Eagle-Picher after the Petition Date to be $2,024,511,000. Accordingly, the Bankruptcy Court estimated the aggregate value of all Asbestos Personal Injury Claims as of the Petition Date to be $2,502,511,000.

             8. Following the entry of the Estimation Order, notices of appeal from the Estimation Order were filed by the UCC, the Equity Committee, and two members of the UCC that had filed an objection to the Estimation Motion, Teachers Insurance and Annuity Associations and The Baupost Group, Inc. ("Baupost").

             9. On June 14, 1996, the District Court heard oral argument with respect to the appeals of the Estimation Order. At the conclusion of such hearing the District Court reserved decision.

             10. As a result of the Estimation Order, the Plan Proponents revised the Original Plan to take into account the Bankruptcy Court's estimate of the aggregate value of Asbestos Personal Injury Claims. On July 15, 1996, the Plan Proponents filed with the Bankruptcy Court a Second Amended Consolidated Plan of Reorganization for the Debtors (the "Second Amended Plan"). The Second Amended Plan used the value of $2,502,511,000, not the $1.5 billion used in the Original Plan, to determine the PI Trust's allocable share of the Distribution Value.

             11. Subsequent to the filing of the Second Amended Plan and while the appeals of the Estimation Order to the District Court were sub judice, the Plan Proponents and the UCC engaged in further negotiations in an effort to resolve the issues raised by the appeals of the Estimation Order. As a result of such negotiations, the parties reached a compromise and settlement pursuant to which the parties agreed (I) to fix the PI Trust Share at $2 billion, (ii) to deem the appeal of the Estimation Order by the UCC dismissed with prejudice upon the Effective Date, and (iii) to allow the financial advisers to the UCC to consult with the Debtors' financial advisers in determining the interest rate on certain notes to be issued under the Plan, the Divestiture Notes.

             12. Following this compromise and settlement, on or about September 23, 1996, the District Court entered the Estimation Appeal Order. In the Estimation Appeal Order, the District Court held (I) the hearings on the Estimation Motion constituted a core proceeding under section 157(b)(2)(B), (ii) future, unknown Asbestos Personal Injury Claims constitute "claims" within the meaning of section 101(5) of the Bankruptcy Code, (iii) in light of the settlement between the Plan Proponents and the UCC on the use of $2 billion to determine the PI Trust Share, the issue of whether the Bankruptcy Court properly "present-valued" future Asbestos Personal Injury Claims was moot, and (v) the Bankruptcy Court was not clearly erroneous in its factual determinations regarding the use of a discount rate.

             13. The deadline for appealing from the Estimation Appeal Order was October 22, 1996. No party appealed from the

Estimation Appeal Order by such date, and the Estimation Order is now a final, non-appealable order.

B.       THE HILLSDALE SUBSTANTIVE CONSOLIDATION PROCEEDING

             1. On or about August 23, 1995, Smith Factors, Inc., BDS Special Opportunities Fund, L.P., and Ross Investment Partners, entities that had, during the Chapter 11 Cases, purchased Unsecured Claims held by certain trade creditors of Hillsdale, filed with the Bankruptcy Court a complaint (the "Substantive Consolidation Complaint") seeking declaratory or injunctive relief that would preclude the use of substantive consolidation as an element of any plan of reorganization of the Debtors. The Plan, in essence, effects a substantive consolidation of the Debtors' estates for the purposes of satisfaction of claims.

             2. In their answer to the Substantive Consolidation Complaint, the Debtors denied the essential allegations of the Substantive Consolidation Complaint.

             3. The Bankruptcy Court conducted a trial on the Substantive Consolidation Complaint on March 4, 1996, at the conclusion of which the Bankruptcy Court reserved ruling. On or about March 15, 1996, the Bankruptcy Court issued an order and decision in which the Bankruptcy Court ruled that the

Debtors had met their burden of proving that the substantive consolidation of Hillsdale and Eagle-Picher was appropriate. No timely appeal was taken from such order, and such order is now a final order.

             4. No party in interest has objected to the substantive consolidation features of the Plan.

                                       IV.

                                VOTING PROCEDURES
                                -----------------

             1. By order entered on or about July 23, 1996, the Bankruptcy Court approved the Voting Procedures. The Voting Procedures provide for, inter alia, the tabulation of votes with respect to the Plan.

             2. After a hearing held on August 28, 1996, at which time all pending objections to the Disclosure Statement were withdrawn, the Bankruptcy Court, among other things, found that (a) sufficient and timely notice of the hearing to consider approval of the Disclosure Statement was given in accordance with the Bankruptcy Rules and the orders of the Bankruptcy Court, and (b) based upon the information contained in the Disclosure Statement, the Disclosure Statement contained "adequate information" pursuant to section 1125 of the Bankruptcy Code. On the same date, the Court entered an order, inter alia, approving the Disclosure Statement (the "Disclosure Statement Order").

             3. Pursuant to the Disclosure Statement Order and the Voting Procedures, the record date for determining creditors entitled to vote on the Plan (the "Voting Record Date") was September 5, 1996.

             4. The Debtors caused to be served copies of the appropriate solicitation materials with respect to the Plan (the "Solicitation Packages") on each of the entities entitled to receive such packages, substantially in accordance with the Disclosure Statement Order.

             5. The Disclosure Statement Order required the Debtors to publish notice of the Confirmation Hearing in the form annexed as Exhibit "A" to Exhibit "B" to the Disclosure Statement at least two times no later than thirty (30) days prior to the date scheduled for the Confirmation Hearing in the national editions of The New York Times and The Wall Street Journal.

             6. The Debtors complied with the publication requirements of the Disclosure Statement Order.

             7. The Debtors complied in all material respects with the Notice Order, the Disclosure Statement Order, and the

Voting Procedures in providing notice of the hearing to consider approval of the Disclosure Statement (the "Disclosure Statement Hearing") and the Confirmation Hearing in the method and manner as prescribed in those orders. All entities entitled to and required to receive notice of the Disclosure Statement Hearing and the Confirmation Hearing pursuant to the Bankruptcy Code, applicable non-bankruptcy law, and the Voting Procedures have received due, proper, and adequate notice of such hearings and have had an opportunity to appear at and be heard at such hearings. Mullane v. Central Hanover Bank & Trust Co., 339 U.S. 306, 314 (1950).

             8. The Disclosure Statement Order fixed November 4, 1996, at 5:00 p.m., Cincinnati, Ohio time, as the time and date by which all Ballots must be completed, executed, and received by (I) in the case of Registered Unsecured Debt Securities and Bearer Unsecured Debt Securities, Hill and Knowlton, Inc. ("H&K") and (ii) in the case of all other Claims entitled to vote, the Federated Claims Service Group ("FCSG") in order to be counted as acceptances or rejections of the Plan.

                                       V.

                           OBJECTIONS TO CONFIRMATION
                           --------------------------

A.       PROCEDURE ON OBJECTIONS TO CONFIRMATION

             1. The Disclosure Statement Order fixed November 4, 1996, at 4:00 p.m., Cincinnati, Ohio time (the "Objection Deadline"), as the last day for creditors and other parties in interest to file and serve objections to confirmation of the Plan.

             2. By the Objection Deadline, objections to confirmation of the Plan were filed by or on behalf of the following entities: The Baupost Group, Inc.; Comerica Bank; Stanley Levy, Trustee Beneficiary; Bruce and Dellia McGraw; Dial-X Automated Equipment; Michael Egan; James C. Nalder; Barbara Beukelman; Stanley E. And Virda A. Nunn; Delbert D. Nalder; Lee and M. Grace Tyrell; Orval
J. And Anna L. Lair; Eugene D. Ewing; Doug A Burks; Charles and Dalene Clayton; Charles B. Bugger; Blaine C. Nalder; Jane A. Madison; Lynne Ledingham. Additionally, an objection to confirmation of the Plan was filed on behalf of the Cincinnati School District and the Mayor and City Council of Baltimore after the Objection Deadline.

             3. The Disclosure Statement Order fixed November 8, 1996, at 4:00 p.m., Cincinnati, Ohio time, as the last day for the Debtors and other parties in interest to file responses to objections to confirmation of the Plan (the "Reply Deadline").

             4. The Plan Proponents filed a joint reply to the objections to confirmation of the Plan (the "Joint Reply") by the Reply Deadline and served all entities required to be served with the Joint Reply by telecopy or hand delivery by the Reply Deadline, except for the entities that filed objections on behalf of holders of Equity Interests, which were served with the Joint Reply by telecopy or, if no telecopy number was available, by overnight delivery for delivery on November 9, 1996.

             5. In addition to joining in the Joint Reply, the Future Claimants' Representative also filed and served by the Reply Deadline separate responses to objections filed by or on behalf of the various entities.

             6. Prior to the conclusion of the Confirmation Hearing, the objections to confirmation of the Plan filed by or on behalf of the following entities were withdrawn pursuant to agreements in the record: Comerica Bank and Bruce and Dellia McGraw.

B.       DISCUSSION OF OBJECTIONS TO CONFIRMATION

              1.  Objections of Baupost.

         The Baupost Group, Inc. ("Baupost") is a creditor which holds claims classified in Class 20 of the Plan in the aggregate amount of $22,500,000.00. Class 20 is the general class of unsecured claims. It was established at the Confirmation Hearing that Baupost acquired its claims by purchase. Baupost voted its claims against acceptance of the Plan, and Class 20 did not accept the Plan. Additionally, Baupost filed objections to confirmation with which we now deal. In its statement of objections, Baupost set forth eight objections. The first, however, is not a true objection, but simply records that Class 20 has rejected the Plan. Counsel for Baupost appeared at the Confirmation Hearing and participated in the examination of witnesses, though Baupost did not offer any witnesses of its own. We discuss seriatim the objections in Baupost's memorandum, as amplified by the arguments of counsel at the hearing.

                  a.  Discounted Cash Payment Election.

         Because an impaired class, Class 20, in which Baupost belongs, has not accepted the Plan, the Plan Proponents seek confirmation pursuant to 11 U.S.C.
Section 1129(b) which prescribes
criteria for confirmation notwithstanding that not all impaired classes have accepted the Plan. That Code section is what is known as the "cramdown." Section 1129(b)(1) requires that in order to qualify for cramdown, a plan must not discriminate unfairly, and must be fair and equitable "with respect to each class of claims or interests that is impaired under, and has not accepted, the plan." Baupost contends that the Plan discriminates unfairly and is not fair and equitable with respect to it. This is so, it says, because of the provision in the PI Trust pursuant to which compensation will be paid to personal injury claimants in Class 19 which gives claimants thereunder the opportunity to make a "Discounted Payment Election." Claimants which make that election will cause there to be a benefit to nonelecting asbestos claimants, a benefit in which other unsecured creditors will not participate. The focus of this argument is that nonelecting asbestos claimants will be preferred over other unsecured creditors. Baupost adds to this objection that a more equitable arrangement could be reached if the payment of discounted amounts to electing creditors were made from general assets of the estate. The savings could then be distributed on a ratable basis among the PI Trust and general creditors. Baupost sums its position up by saying that the Plan "does not allocate the benefit of discounted payments among all creditors in an equitable manner."

         This objection by Baupost fails. First, the Plan allocates fairly and equitably between Class 17 and Class 20 and that is what the law requires. That is, total consideration is prorated between the two classes on the basis of their respective values. Second, Section 1123(a)(4) expressly provides that a plan must provide the same treatment for all the claims in a particular class "unless the holder of a particular claim or interest agrees to a less favorable treatment of such claim or interest." The statute does not require adjustment among all classes where such an agreement by a creditor within a class occurs. Claimants taking the discounted payment election clearly are such holders.

         In support of its argument that discounted payments result in unfair discrimination to it, Baupost cites IN RE MORTGAGE INV. CO., 111 B.R. 604, 615 (Bankr. W.D. Tex. 1990). In that case, the plan had several classes of unsecured claims. The court dealt first with the allowability of separate classifications of unsecured claims and found that trade creditors could be separately classified from other unsecured creditors. The court did not, however, accept the provision that trade creditors be paid in full while other unsecured creditors received payment only up to a maximum dollar amount. No reason for the disparity was offered. The case here is distinguishable. In our case, no contention has ever been offered that it was improper to separately classify personal injury claims from other unsecured claims. That MORTGAGE INVESTMENT has no bearing here is clear from the fact that the technique employed in the Plan before us is to allocate available consideration on a rational basis between the trust created for personal injury claimants and other unsecured creditors.

                  b.  Lead Personal Injury Claims.

         Baupost also objects that the Plan unfairly discriminates and is not fair and equitable with respect to Class 20, because lead claims may be asserted in the PI Trust created for asbestos and lead claimants pursuant to Section 524(g). It is unfair to permit this because, says Baupost, this is an advantage to lead claimants who are unsecured creditors, but the same opportunity is not open to other unsecured creditors. Baupost says that there is unfair discrimination because lead claimants could benefit from the discounted payment election, while other unsecured creditors could not. This objection is without merit.


         Baupost's argument fails, for far from discriminating unfairly, in fact inclusion of lead claims in the trust benefits Baupost. No additional value was ascribed to lead personal injury claims in determining the percentage distribution to be paid to the PI Trust.

                  c.  Charitable Remainder.

         The PI Trust Agreement created pursuant to Section 524(g) provides that all monies remaining in the trust after payment of trust liabilities shall be paid to unspecified charities. Baupost objects to this provision, saying that it is violative of Section 1129(b)(1) of the Bankruptcy Code because it is not fair and equitable. Baupost says that in order for a plan to be fair and equitable it must not violate the absolute priority rule which requires that a dissenting class be paid in full before any junior class may receive a distribution.

         In response to this, the Plan Proponents point out that the PI Trust has been carefully structured with periodic adjustments in the distribution formula so that there is no reasonable expectation that at the end of the trust, some 40 years in the future, any assets will remain in the trust.

Further, the Plan Proponents argue that such a provision is essential in order that the trust qualify as a qualified settlement fund under the Internal Revenue Code whereby the debtor will receive a substantial tax benefit amounting to approximately $70 million. This tax benefit will inure to the benefit of all creditors, including Baupost in the form of the Tax Refund Notes to be distributed under the Plan. Thus, if this provision is omitted, Baupost would suffer, as would other creditors.

         It is our conclusion that the Baupost objection on this score is not well founded, for this technical provision does not in fact adversely impact the fair and equitable requirement of Section 1129(b)(1).

                  d.  Best Interest of Creditors.

         Section 1129(a)(7)(A)(ii) of the Bankruptcy Code requires that a creditor such as Baupost "receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan that is not less than the amount that such holder would receive or retain" upon liquidation of the debtor. This statement is what is familiarly known as the "best interest of creditors test." This test must be met even in a cramdown situation. The essence of the Baupost position in this regard is that future claims are not claims in contemplation of the bankruptcy law, and if they are disregarded and liquidation were to occur, those holding claims properly so regarded under the bankruptcy law would receive a greater distribution than now contemplated by the Plan.

         This objection is without merit. The reason that the objection must be overruled is that the United States District Court in a prior appeal in this case expressly held that "future asbestos Claims are therefore cognizable under the Bankruptcy Code." Order, Case No. C-1-96-206, at 17 (S.D. Ohio Sept. 25,
1996). No appeal was taken from that order. It states the law of the case for this case.

                  e.  The Requirements of 11 U.S.C. Section 524(g).

         Here, Baupost contends that the Plan does not comply with the requirements of Section 524(g) of the Bankruptcy Code, which provides for a Channeling Injunction in a case such as this. Thus, says Baupost, the requirement of Section 1123(a)(5) are not met. There the Bankruptcy Code requires that a plan must "provide adequate means for the plan's implementation." This clause is followed in the statute with a list of ten such "adequate means." The Baupost objection does not assert that the Plan is deficient in any of the means stated in the statute, but rather finds fault with several aspects of the Plan provisions regarding Section 524(g). Specifically, Baupost says that it is improper to include lead claims in the PI Trust; the trust is inadequate to meet the requirements of the statute regarding ability to pay future claims; and the absence of specific procedures for claims adjustment.

         We disagree with the premises advanced by Baupost here and overrule the objection. The Bankruptcy Code, Section 524(g)(2)(B), says:

                                           *    *    *

         (B) The requirements of this subparagraph are that

     --
              (I) the injunction is to be implemented in connection with a trust that, pursuant to the plan of reorganization --

                         (I) is to assume the liabilities of a debtor which at
                  the time of entry of the order for relief has been named as a defendant in personal injury, wrongful death, or property-damage actions seeking recovery for damages allegedly caused by the presence of, or exposure to, asbestos or asbestos-containing products;

                                      * * *

         While it is true that the provisions of Section 524(g) were enacted to deal with the overwhelming problems facing industry and society because of asbestos claims, the language of the statute itself contains no requirement that claims of another sort must be excluded from the trust. Further, inclusion of lead claims in the trust is beneficial to Baupost, for the allocation of Plan consideration to Class 17, funding the PI Trust was based entirely upon the valuation of asbestos claims, and no additional valuation was included by reason of lead claims. Thus, a different treatment of lead claims could reduce distributions to Class 20 claimants such as Baupost.

         The other two aspects of Baupost's objection to the trust as provided for in the Plan likewise are without merit. The trust provided for does comply with the requirements of the statute. A particular dimension of the trust provisions calculated to assure such compliance is the requirement for periodic adjustment of parameters employed in order to assure compliance with current realities.

                  f.  Property Damage Claims.

         Baupost contends that the provisions of the Plan with respect to compensation of property damage claims are not adequate, thus, presumably, offending Section 1123(a)(5) of the Bankruptcy Code which, as earlier stated, requires that a plan provide adequate means for the plan's implementation.

         Class 16 of the Plan relates to the treatment of property damage claims. Class 16 has voted to accept the Plan. Such acceptance moots the objection as stated by Baupost. It is therefore overruled.

                  g.   Trustee's Advisory Committee.

         Here Baupost calls into play the provision of Section 1129(a)(5) which deals with "a director, officer, or voting trustee of the debtor." This section requires that the identity and affiliations of such individuals be disclosed and that their appointment be "consistent with the interests of creditors and equity security holders and with public policy." It is the position of Baupost as stated in its objection and as amplified upon oral argument that the members of the Trustee's Advisory Committee ("TAC") established under the Plan are subject to this statutory provision, and fail to meet its requirements. Specifically, Baupost says that the members of the TAC are personal injury lawyers with obligations to their personal injury clients, and a conflict of interest exists when they exercise powers as members of the TAC. Baupost asserts that the court in IN RE NATIONAL GYPSUM CO., Case No. 390-37213-SAF-11 (Bankr. N.D. Tex. Jan. 29, 1993), rejected an arrangement for such a Committee as being contrary to public policy in that case.

         We overrule this objection. The trustees of the Section 524(g) trust in this case are not subject to the statutory provision relied upon by Baupost. They are not directors, officers or voting trustees of the debtor. If this is true of the trustees themselves, it is far clearer that this Code provision has no application to the TAC. With respect to the contention of Baupost that the court in NATIONAL GYPSUM refused confirmation of a plan containing a TAC, the contention is simply incorrect. The Plan Proponents have furnished the court with a transcript of the ruling by the court in NATIONAL GYPSUM. No mention is made of a conflict of interest. The court there required that the TAC not be able to "frustrate the trustees' ability to perform their fiduciary obligations. If the TAC does not consent to a trustee decision made subject to the trust's consent provisions, the trustees may apply to this Court for approval. If the trustees and the TAC reach an impasse on any matter, the trustees may apply to this court for resolution."

         Plan Proponents point out that here it is required that the TAC not unreasonably withhold any consent required under the trust, and, by amendment, disputes in this regard may be resolved by the bankruptcy court. This is consistent with the holding of the court in NATIONAL GYPSUM.

         In conclusion, we hold that the members of the TAC are not subject to the provisions of Section 1129(a)(5)(A)(I) and even if they were, the Plan provisions are consistent with the requirements of that section.

                  2.       Objection of Comerica Bank.

         This objection has been settled and is withdrawn.

                  3.       Objection of Stanley Levy, trustee beneficiary.

         Mr. Levy is a trustee beneficiary for certain holders of asbestos personal injury claims. In that capacity, Levy is defendant in an adversary proceeding pending in the bankruptcy court in which Eagle-Picher seeks to recover as a preference the value of certain letters of credit. If plaintiff is successful in that preference action, funds might be ordered paid to the successful plaintiff. It is the position of Levy in objecting to the Plan that any such recovery by plaintiff should be paid to the PI Trust created by the Plan, and in the absence of such a provision the Plan is not fair and equitable.

         We are unable to perceive in these statements a valid basis for objection to confirmation. The litigation in question is being held in abeyance by agreement of the parties pursuant to an order which includes a provision that either party may request that the proceeding go forward. In developing the present Plan, it is essential that there be a fixed point as of which values to be distributed under the Plan be established, for the Plan participants must know what to expect on the Effective Date of the Plan. The personal injury claimants in Class 17 could have required that outstanding contingent claims be included in the Plan, but that class has overwhelmingly accepted the Plan as formulated. The objection of Levy is overruled.

                  4.       Objection of McGraw.

         This objection was resolved in open court and was withdrawn upon the assurance by debtors' counsel that the controversy as to whether the McGraw claim was an administrative claim or prepetition claim had yet to be resolved, and would be unaffected by confirmation of the Plan.

                  5.       Objections by Equity Interest Holders or Advocates.

         Letters have been received from a number of individuals and entities who identify themselves as stockholders, or advocates on behalf of stockholders. We construe these communications as objections. The objectors are: James C. Nalder, Stanley and Virda Nunn, Delbert Nalder, Lee and M. Grace Tyrrell, Orval J. Lair and Anna Lair, Eugene Ewing, Doug Burks, Charles and Dalene Clayton, Charles Bugger, Lynne Ledingham, Blaine Nalder, James Nalder, Jane Madison, Dial-X Automated Equipment, Michael Eagen, Barbara Beukelman and Delbert Nalder. The Plan provides that existing equity interests be canceled upon the effective date of the Plan. These various objectors take issue with that provision.

         It is regrettable that substantial values will be lost upon the cancellation of outstanding equity interests or stock. Holders of equity interests, however, are those most at risk in the corporate structure. In the present case, because of the overwhelming asbestos claims, there is simply no value which can be allocated to equity interest holders. Here, creditors will not be receiving full payment, and in order for the Plan here presented to be confirmed it is unavoidable that equity interests be canceled. These objections must be overruled.

                  6. Objections by Cincinnati School District and City of Baltimore, Maryland.

         The objection by these property damage claimants was filed late and for that reason alone is overruled. Even if we were to consider the substance of this objection, no merit can be found in it. The objection goes to the process provided in the Plan for selecting trustees for the PD Trust to be created pursuant to the Plan in view of the acceptance of the Plan by property damage claimants, Class 16. Particularly, issue is taken by these objectors with the voting procedures employed in the case. These objectors were represented by counsel at the Confirmation Hearing, who offered argument in support of their position.

         Their objections must be overruled because the voting procedures employed in the case were the subject of a hearing before the court, and no objection to those procedures was lodged by these objectors thereto. At the Confirmation Hearing, counsel for these objectors took the position that only their clients should be participants in the administration of the PD Trust because only they could establish that debtors' product was present in their buildings. Suffice it to say that with respect to Baltimore, debtor has objected to the claim of that municipality, and upon argument debtors' counsel expressed unwillingness to agree with counsel that it was established that there was property damage liability to Cincinnati. No basis appears for the contention of these objectors that they should control the PD Trust to the exclusion of other property damage claimants and their objection is overruled.

                                       VI.

                                   THE VOTING
                                   ----------

        1. H&K, as the Debtors' agent, received approximately 631 returned voting Solicitation Packages. The Debtors and H&K attempted to locate correct addresses for each of the returned Solicitation Packages and, when possible, sent such packages to the new addresses.

        2. Following dissemination of the Solicitation Packages as provided in the Disclosure Statement Order, FCSG & H&K properly assisted the Plan Proponents in soliciting votes for the Plan from the impaired classes of Claims by answering various questions from holders of Claims regarding the Plan, with the guidance and advice of the Debtors' counsel, and appropriately soliciting the votes of the impaired classes of Claims in good faith in a manner consistent with the Bankruptcy Code.

        3. There are no holders of Clams in Class 18 (Other Product Liability Tort Claims).

        4.  Pursuant to section 1126(g) of the Bankruptcy Code and sections
3.2.23 and 3.2.24 of the Plan, Class 23 (Penalty Claims) and Class 24 (Equity Interests) are conclusively deemed to have rejected the Plan.

        5. Section 3.1 of the Plan identifies each of the following Classes as unimpaired and are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code: Class 1 (Priority Claims), Class 2 (Amplicon Lease Secured Claim), Class 5 (First Fidelity Lease Secured Claim), Class 6 (Fleet Credit Secured Claim), Class 7 (GE Capital Secured Claim), Class 8 (Grove IRB Secured Claim), Class 9 (IBM Credit Corporation Secured Claim), Class 11 (Leesburg Secured Claim), Class 13 (Vale EDBs Claims), Class 14 (Other Secured Claims), and Class 15 (Convenience Claims).

        6. H&K has made a final determination of the validity of, and tabulation respecting, all acceptances and rejections of the Plan by the holders of Bearer Unsecured Debt Securities and Registered Unsecured Debt Securities entitled to vote on the Plan and has submitted a written report of such determination.

        7. Taking into account the final determination of H&K of the vote on the Plan by the holders of Bearer Unsecured Debt Securities and Registered Unsecured Debt Securities, as well as the properly completed Ballots received by FCSG by the Voting Deadline, FCSG has made a final determination of the validity of, and tabulation respecting, all acceptances and rejections of the Plan by the impaired classes of Claims entitled to vote on the Plan, and FCSG has submitted to the Court a written report of the results, which report includes the amount and number of Claims of each class accepting or rejecting the Plan, and which report concludes as follows:

         a. With respect to impaired classes of Claims entitled to vote on the Plan, each of the following classes has accepted the Plan by at least two-thirds in amount and a majority in number of the Claims in each such class actually voting: Class 3 (Connecticut Mutual Note Secured Claim); Class 10 (Inter-Market Note Secured Claim); Class 12 (Northwestern Group Secured Claims); Class 16 (Asbestos Property Damage Claims); Class 17 (Asbestos Personal Injury
                  Claims and Lead Personal Injury Claims); Class
                  19 (Environmental Claims); and Class 21 (Specified Treatment Claims).

         b. Class 17 (Asbestos Personal Injury Claims and Lead Personal Injury Claims) has voted, by at least 75 percent (75%) of those voting, in favor of the Plan.

         c. With respect to impaired classes of Claims, the following classes have failed to accept the Plan: Class 4 (Designated Real Property Tax Claims); Class 18 (Other Product Liability Tort Claims), and Class 20 (Unsecured Claims other than Convenience Claims and Specified Treatment Claims).

         8. The respective determinations of H&K and FCSG are valid and correctly set forth the tabulation of votes required under the Bankruptcy Code.

         9. All holders of Claims who are impaired under the Plan and whose Claims were not the subject of an objection as of the Voting Record Date were mailed Ballots in the amount specified on such holder's Ballot substantially in accordance with the Voting Procedures.

                                      VII.

                       COMPLIANCE WITH THE REQUIREMENTS OF
                       SECTION 1129 OF THE BANKRUPTCY CODE
                       -----------------------------------

A. SECTION 1129(a)(1) COMPLIANCE OF THE PLAN WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE.

      The Court finds and concludes that the Plan satisfies all the applicable provisions of the Bankruptcy Code.

         1.   SECTION 1123(a)(1) DESIGNATION OF CLAIMS AND INTERESTS

         Section 1123(a)(1) of the Bankruptcy Code provides that a plan must designate classes of claims and interests. In accordance with section 1123(a)(1) of the Bankruptcy Code, section 3.2 of the Plan designates classes of Claims against and Equity Interests in the Debtors other than Administrative Expenses and Tax Claims. Classes of Administrative Expenses and Tax Claims are not required to be designated pursuant to section 1123(a)(1) of the Bankruptcy Code. The Plan adequately and properly classifies all Claims and Equity Interests and, accordingly, satisfies section 1123(a)(1) of the Bankruptcy Code.

         2.    SECTION 1122(a) CLASSIFICATION

               a. Section 1122(a) of the Bankruptcy Code provides that a plan may place a claim or interest in a particular class if such claim or interest is substantially similar to the other claims or interests of such class. A classification scheme satisfies section 1122(a) of the Bankruptcy Code when a reasonable basis exists for the classification scheme, and the claims or interests within each particular class are substantially similar. See In re Boston Post Road Ltd. Partnership, 21 F.3d 477 (2d Cir. 1994), cert. denied, 115 S. Ct. 897 (1995); In re Jersey City Medical Ctr., 817 F.2d 1055, 1060-61
(3d Cir. 1987); In re U.S. Truck Co., 800 F.2d 581, 586 (6th Cir. 1986); In re
LeBlanc, 622 F.2d 872, 879 (5th Cir. 1980).

               b. In accordance with section 1122(a)(1) of the Bankruptcy Code, the Court concludes that section 3.2 of the Plan separately classifies Claims against and Equity Interests in the Debtors together with Claims against or Equity Interests that are substantially similar to the other Claims or

Equity Interests of such class. The Plan accordingly satisfies section 1122(a) of the Bankruptcy Code.

                3.   SECTION 1122(b) ADMINISTRATIVE CONVENIENCE CLASS

                     a. Section 3.2.15 of the Plan provides each holder of an Unsecured Claim with the option of electing to have its Unsecured Claim treated as a Convenience Claim.

                     b. In accordance with section 1122(b) of the Bankruptcy Code, the convenience class established in section 3.2.15 of the Plan is reasonable and necessary for administrative convenience.

                4.   SECTION 1123(a)(2) SPECIFICATION OF IMPAIRED CLASSES

                     a. Section 1123(a)(2) of the Bankruptcy Code provides that a plan must specify any class of claims or interests that is not impaired under the Plan. The Plan identifies impaired classes of Claims and Equity Interests and provides for their treatment.

                     b. Sections 3.1 and 3.2 of the Plan identify the following classes as unimpaired, and such classes are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code:
Class 1 (Priority Claims), Class 2 (Amplicon Lease Secured Claim), Class 5
(First

Fidelity Lease Secured Claim), Class 6 (Fleet Credit Secured Claim), Class 7 (GE Capital Secured Claim), Class 8 (Grove IRB Secured Claim), Class 9 (IBM Credit Corporation Secured Claim), Class 11 (Leesburg Secured Claim), Class 13 (Vale EDBs Claims), Class 14 (Other Secured Claims), and Class 15 (Convenience Claims).

                c. Sections 3.2.23 and 3.2.24 of the Plan, respectively, provide that the holders of Penalty Claims and Equity Interests will receive no distribution under the Plan, and each of such classes is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

                d.   Each of the remaining classes is identified under sections
3.1 and 3.2 of the Plan as impaired.

                e.   The Plan satisfies section 1123(a)(2) of the Bankruptcy
Code.

            5.  SECTION 1123(a)(3) SPECIFICATION OF IMPAIRED
                CLASSES

                a. Section 1123(a)(3) of the Bankruptcy Code provides that a plan must specify the treatment of each impaired class of claims and interests.

                b. Section 3.2 of the Plan specifies the treatment of each impaired class of Claims and Equity Interests.

                c.   The Plan satisfies section 1123(a)(3) of the Bankruptcy
Code.

             6.  SECTION 1123(a)(4) SAME TREATMENT WITHIN EACH
                 CLASS UNLESS AGREES TO DIFFERENT TREATMENT

                 a. Section 1123(a)(4) of the Bankruptcy Code requires a plan to provide the same treatment for each claim or interest of a particular class, unless the holder of the claim or interest agrees to less favorable treatment of such particular claim or interest.

                 b. With respect to each class of Claims and Equity Interests under the Plan, the Plan provides the same treatment for each Claim or Equity Interest in each such class.

             7.  SECTION 1123(a)(5) MEANS OF IMPLEMENTATION

                 a. Section 1123(a)(5) of the Bankruptcy Code provides that a plan must provide adequate means for its implementation.

                 b. Article 7 of the Plan provides adequate means for implementation of the Plan. The provisions contained in Article 7 of the Plan relate to, among other things, the following: (I) the amendment of Eagle-Picher's articles of incorporation, code of regulations, and other similar constituent documents;
(ii) the distribution of property of the Debtors' estates to those creditors entitled to Distributions under the Plan; (iii) the cancellation of Existing Eagle-Picher Common Stock on the Effective Date; and (iv) the dissolution of EDI, Inc. on the Effective Date.

                           c.  Article 10 of the Plan provides adequate means
for implementation of the Plan relating to the establishment of the PI Trust.

                           d.  Article 11 of the Plan provides adequate means
for implementation of the Plan relating to the establishment of the Asbestos PD Trust.

                           e.  The Plan satisfies section 1123(a)(5) of the
Bankruptcy Code.

                  8. SECTION 1123(a)(6) PROHIBITION AGAINST THE ISSUANCE OF NONVOTING EQUITY SECURITIES

                       a. Section 1123(a)(6) of the Bankruptcy Code requires a plan to provide for the inclusion in the charter of the debtor, if the debtor is a corporation, or of any corporation to which the debtor transfers all or any part of the debtor's estate or with which the debtor has merged or consolidated, of a provision prohibiting the issuance of non-voting equity securities.

                       b. Sections 7.1 and 7.13 of the Plan provide for the amendment of the Articles of Incorporation on the Effective Date, among other things, to prohibit the issuance of nonvoting equity securities, subject to further amendment of the Amended and Restated Articles of Incorporation as permitted by applicable law. Eagle-Picher is the sole stockholder of the stock of the other Debtors.

                       c. Section 1123(a)(6) is not applicable to the PI Trust because the PI Trust does not have a corporate charter.

                  9.   SECTION 1123(a)(7) SELECTION OF OFFICERS AND
                       DIRECTORS

                       a. Section 1123(a)(7) of the Bankruptcy Code requires that the manner of selection of any director, officer, or trustee of the reorganized debtor, or any successor to such officer, director, or trustee, be consistent with the interests of creditors and equity interest holders and with public policy.

                       b. In accordance with section 1123(a)(7) of the Bankruptcy Code, section 7.11 of the Plan provides that the employment contracts substantially in the form of Exhibit "7.11" to the Plan automatically shall become effective on the Effective Date (collectively, the "Employment Contracts"). The

Employment Contracts cover the following officers of Eagle-Picher: Thomas E. Petry (Chairman of the Board of Directors and Chief Executive Officer), Andries Ruijssenaars (President and Chief Operating Officer), David N. Hall (Senior Vice President-Finance), Wayne R. Wickens (Senior Vice President), Carroll D. Curless (Vice President and Controller), and James A. Ralston (Vice President, General Counsel, and Secretary). The Employment Contracts and the compensation provided therein are approved by the Court as reasonable and within the Debtors' sound business judgment.

                       c. In accordance with section 1123(a)(7) of the Bankruptcy Code, section 7.11 further provides for the continuation of the existing Board of Directors of Eagle-Picher until the first meeting of shareholders of Reorganized Eagle-Picher.

                       d. Section 1123(a)(7) does not apply to either the trustees of the PI Trust or the members of the Trust Advisory Committee established thereunder.

                       e. The Plan complies with section 1123(a)(7) of the Bankruptcy Code.

                  10.      SECTION 1123(b)(1) IMPAIRMENT

                  Section 3.2 of the Plan impairs or leaves unimpaired, as the case may be, each class of Claims or Equity Interests.

                  11.   SECTION 1123(b)(2) EXECUTORY CONTRACTS AND UNEXPIRED
                        LEASES

                        a.   The Debtors have engaged in a thorough
review of the executory contracts and unexpired leases to which any of the Debtors is a party.

                        b. Section 8.1 of the Plan provides for the assumption of the executory contracts and unexpired leases listed on Exhibit "8.1" to the Plan. Exhibit "8.1" was prepared after a thorough review of the executory contracts and unexpired leases by the Debtors. There are no defaults under any of the executory contracts and unexpired leases set forth on Exhibit "8.1" of the Plan except as otherwise provided in Exhibit "8.1" of the Plan. Any such defaults will be cured promptly after the Effective Date.

                        c. The assumption pursuant to the Plan of the executory contracts and unexpired leases set forth on Exhibit "8.1" to the Plan is (I) in the best interests of the Debtors, their estates, and their creditors,
(ii) based upon and within the Debtors' sound business judgment, and (iii) necessary to the implementation of the Plan.

                        d. In accordance with section 8.2 of the Plan, all executory contracts and unexpired leases of any of the Debtors that (I) are not listed on Exhibit "8.1" of the Plan, (ii) have not been assumed by any of the Debtors with the approval of the Bankruptcy Court, and (iii) are not the subject of pending motions to assume at the Confirmation Date are rejected because the Debtors have made a determination that they would impose an onerous burden on the Debtors' estates.

                        e. The rejection of the executory contracts and unexpired leases pursuant to section 8.2 of the Plan is (I) in the best interests of the Debtors, their estates, and their creditors, (ii) based upon and within the Debtors' sound business judgment, and (iii) necessary to the implementation of the Plan.

                  12. SECTION 1123(b)(3) RETENTION, ENFORCEMENT, AND SETTLEMENT OF CLAIMS ASSERTED AGAINST AND HELD BY THE DEBTORS

                        a. Section 5.2 of the Plan provides for the amendment of the Claims Settlement Guidelines as set forth on Exhibit "5.2" to the Plan. Such amendment is (I) in the best interests of the Debtors, their estates, and their creditors and (ii) necessary to the implementation of the Plan.

                        b. Section 12.3 of the Plan provides that the Reorganized Debtors shall succeed to the right to pursue, litigate, and compromise and settle, on behalf of themselves and their respective estates, any avoidance or recovery actions under sections 542, 544, 545, 547, 548, 549, 550, 551, and 553 of the Bankruptcy Code and any rights to, claims, or causes of action for recovery under any policies of insurance issued to or on behalf of any of the Debtors or Debtors in Possession.

                  13. SECTION 1123(b)(6) OTHER PROVISIONS NOT INCONSISTENT WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE

                  The Plan includes additional appropriate provisions that are not inconsistent with applicable provisions of the Bankruptcy Code.

B.    SECTION 1129(a)(2) COMPLIANCE WITH APPLICABLE PROVISIONS
      OF THE BANKRUPTCY CODE

          1. Section 1129(a)(2) of the Bankruptcy Code requires the proponent of a plan to comply with all of the applicable provisions of the Bankruptcy Code.

          2. The Debtors have complied with the operating guidelines and financial reporting requirements enacted by the United States Trustee by (I) timely filing all operating reports and consolidated financial statements and
(ii) maintaining and providing proof of insurance.

          3. The Debtors have paid all statutory fees required to be paid during the Chapter 11 Cases and filed all fee statements required to be filed.

          4. The Debtors have timely filed with the Bankruptcy Court all schedules, lists of executory contracts, and statements of financial affairs.

          5. The Plan Proponents and their respective directors, officers, employees, agents, and professionals have acted in "good faith" within the meaning of sections 1125(e), 1126(e), and 1129(a)(3) of the Bankruptcy Code.

          6. The Plan Proponents have complied with the provisions of the Bankruptcy Code, the Bankruptcy Rules, applicable non-bankruptcy law, the Local Bankruptcy Rules, and the specific rules of the Bankruptcy Court throughout the Chapter 11 Cases.

          7. The solicitation of votes from holders of Claims was made following approval and dissemination of the Disclosure Statement to holders of Claims and Equity Interests in classes that are impaired under the Plan and was made in good faith and in compliance with the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules. The Ballots of holders of

Claims entitled to vote on the Plan were properly solicited and tabulated.

          8. The Plan Proponents have complied with all orders of the Bankruptcy Court and have fulfilled all of the obligations and duties owed to their respective estates as required by and set forth in sections 1107 and 1108 of the Bankruptcy Code.

          9. The Plan Proponents have complied with all applicable provisions of the Bankruptcy Code, as required by section 1129(a)(2) of the Bankruptcy Code, including the provisions governing notice, disclosure, and solicitation in connection with the Plan, the Disclosure Statement, and all other matters considered by the Bankruptcy Court in connection with the Chapter 11 Cases.

          10. Good, sufficient, and timely notice of the Confirmation Hearing and all other hearings in the Chapter 11 Cases has been given to all holders of Claims and Equity Interests and all other parties in interest to whom notice was required to have been given.

          11. The Plan Proponents have satisfied section 1129 a)(2) of the Bankruptcy Code.

C.   SECTION 1129(a)(3) PROPOSAL OF THE PLAN IN GOOD FAITH

          1. Section 1129(a)(3) of the Bankruptcy Code states that a plan must be proposed in good faith and not by any means forbidden by law.

          2. The Plan Proponents and the UCC have been closely involved in all negotiations regarding the Plan.

          3. The Court has examined the totality of the circumstances surrounding the formulation of the Plan. The Plan is based on extensive arm's-length negotiations among the Plan Proponents, the UCC, and other parties in interest.

          4. The Plan has been proposed with the legitimate and honest purpose of reorganizing the Debtors' businesses and affairs, restructuring its asbestos-related liability, and maximizing the value available to creditors.

          5. The Plan was proposed in good faith and not by any means forbidden by law.

D.   SECTION 1129(a)(4) BANKRUPTCY COURT APPROVAL OF CERTAIN
     PAYMENTS AS REASONABLE

          1. Section 1129(a)(4) of the Bankruptcy Code requires that all payments made or to be made by the plan proponent, by the debtor, or by a person issuing securities or acquiring property under the plan, for services or for costs and expenses in or in connection with the case, or in connection with the plan and incident to the case, have been approved by, or are subject to the approval of, the court as reasonable.

          2. The Employment Contracts are a matter of public record. The Employment Contracts and the compensation provided therein are approved by the Court as reasonable and within the Debtors' sound business judgment.

          3. Pursuant to section 2.1 of the Plan, all payments to professionals will be (I) subject to review and approval by the Bankruptcy
Court upon final application pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code, or (ii) paid in accordance with prior orders of the Bankruptcy Court approving the retention of certain professionals.

          4.  The Plan satisfies section 1129(a)(4) of the Bankruptcy Code.

E.   SECTION 1129(a)(5) DISCLOSURE OF IDENTITY AND AFFILIATIONS
     OF PROPOSED MANAGEMENT, COMPENSATION OF INSIDERS AND
     CONSISTENCY OF MANAGEMENT PROPOSALS WITH THE INTERESTS
     OF CREDITORS AND PUBLIC POLICY

          1. The Debtors have disclosed in the Disclosure Statement the identity of the individuals who will hold positions with the Debtors immediately after confirmation of the Plan and have shown that the service of such individuals is consistent with the interests of creditors and with public policy.

          2. The Debtors have disclosed in the Disclosure Statement the identity of any insider who will be employed or retained by the Debtors immediately after confirmation of the Plan and the nature of any compensation for such insider.

          3.  The Plan satisfies section 1129(a)(5) of the Bankruptcy Code.

F.   SECTION 1129(a)(6) APPROVAL OF RATE CHANGES

          1. Section 1129(a)(6) of the Bankruptcy Code requires a debtor to obtain the approval of any governmental regulatory commission, with jurisdiction over the debtor, with respect to any rate changes provided for in the debtor's plan of reorganization.

          2. The Plan does not provide for any changes in rates that require regulatory approval of any governmental agency.

          3.  The Plan satisfies section 1129(a)(6) of the Bankruptcy Code.

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





G.   SECTION 1129(a)(7) BEST INTERESTS OF CREDITORS

          1. Section 1129(a)(7) of the Bankruptcy Code requires that each creditor or equity interest holder in an impaired class must either have voted to accept the plan of reorganization, or will receive or retain under such plan on account of such claim or interest property of a value, as of the effective date of such plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

          2. In accordance with the Estimation Appeal Order, future, unknown Asbestos Personal Injury Claims are "claims" within the meaning of section 101(5) of the Bankruptcy Code. Accordingly, it is appropriate to take the value of future Asbestos Personal Injury Claims into account in determining the Claims that would be required to be paid in a liquidation under chapter 7 of the Bankruptcy Code.

          3. Based upon the evidence presented at the Confirmation Hearing and the Financial Appendix to the Disclosure Statement, with respect to each impaired class of Claims and Equity Interests for each Debtor, each holder of a Claim or Equity Interest will receive or retain under the Plan on account of such Claim or Equity Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code.

          4.  The Plan satisfies section 1129(a)(7) of the Bankruptcy Code.

H.   SECTION 1129(a)(8) ACCEPTANCE OF THE PLAN BY EACH IMPAIRED
     CLASS

          1. Section 1129(a)(8) of the Bankruptcy Code requires that, with respect to each class of claims or interests under a plan, such class has either accepted the plan or is not impaired under the plan.

          2. All impaired classes of Claims and Equity Interests, other than Class 4 (Designated Real Property Tax Claims), Class 18 (Other Product Liability Tort Claims), Class 20 (Unsecured Claims other than Convenience Claims and Specified Treatment Claims), Class 23 (Penalty Claims), and Class 24 (Equity Interests), have either voted to accept the Plan or are not impaired under the Plan.

          3. The only holder of a Claim in Class 4 (Designated Real Property Tax Claims) did not vote on the Plan and, thus, such class has not accepted the Plan. There are no known members of Class 18 (Other Product Liability Tort Claims) and, therefore, no votes on the Plan with respect to Class 18 were solicited, no member of Class 18 voted on the Plan, and such class has not accepted the Plan.

          4. Each of Class 23 (Penalty Claims) and Class 24 (Equity Interests) is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

          5. Each of the unimpaired classes of Claims and Equity Interests under the Plan and each holder of a Claim or Equity Interest in each such class is conclusively presumed to have accepted the Plan, and, in accordance with section 1126(f) of the Bankruptcy Code, solicitation of acceptance with respect to each such class is not required.

          6. The Plan does not satisfy the requirements of section 1129(a)(8) of the Bankruptcy Code; however, the treatment provided to the holders of Claims and Equity Interests in Class 4 (Designated Real Property Tax Claims), Class 18 (Other Product Liability Tort Claims), Class 20 (Unsecured Claims other than Convenience Claims and Specified Treatment Claims), Class 23 (Penalty Claims), and Class 24 (Equity Interests) complies with the requirements of section 1129(b) of the Bankruptcy Code.

I.   SECTION 1129(a)(9) TREATMENT OF CLAIMS ENTITLED TO PRIORITY
     PURSUANT TO SECTION 507(a) OF THE BANKRUPTCY CODE

          1. Section 1129(a)(9) of the Bankruptcy Code provides for certain mandatory treatment of claims entitled to priority under the Bankruptcy Code.

          2. Section 2.1 of the Plan provides that each holder of an Allowed Administrative Expense will be paid in full, in cash, on the Effective Date; provided, however, that (I) Administrative Expenses representing (a) liabilities incurred in the ordinary course of business by any of the Debtors in Possession or (b) liabilities arising under loans or advances to the Debtors in Possession, whether or not incurred in the ordinary course of business, shall be assumed and paid by the respective Reorganized Debtors in accordance with the terms and conditions of the particular transactions and any agreements relating thereto, (ii) the Bankruptcy Court shall fix in the Confirmation Order a date for the filing of and a date to hear and determine all applications for final allowances of compensation or reimbursement of expenses under section 330 of the Bankruptcy Code, and (iii) if an Administrative Expense, other than a trade payable incurred in the ordinary course of business by any of the Debtors in

Possession and other than a DIP Credit Facility Claim, is a Contingent Claim or Unliquidated Claim as of the Effective Date, the Debtors may request the Bankruptcy Court to estimate such Administrative Expense pursuant to section 502(c) of the Bankruptcy Code, in which case the Allowed Amount of such Administrative Expense shall be paid in full, in cash, on the date that an order estimating such Administrative Expense becomes a Final Order.

          3.  As required by section 1129(a)(9)(C) of the Bankruptcy Code, section 2.2 of the Plan provides that, on the Effective Date, each holder of an Allowed Tax Claim shall be paid the Allowed Amount of its Allowed Tax Claim, at the option of the Reorganized Debtors, either (a) in full, in cash, on the Effective Date or (b) upon such other terms as may be mutually agreed upon between each holder of a Tax Claim and the Reorganized Debtors.

          4. The Debtors have sufficient cash to fund payments of Allowed Administrative Expenses and Allowed Tax Claims.

          5. The Plan satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

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



J.   SECTION 1129(a)(10) ACCEPTANCE BY AT LEAST ONE IMPAIRED
     CLASS

          1. Section 1129(a)(10) of the Bankruptcy Code provides that at least one impaired class of claims must accept a plan of reorganization, determined without including any acceptance of such plan by any insider.

          2. At least one impaired class in the Plan has voted to accept the Plan determined without including any acceptance of the Plan by an insider holding a Claim in each such class.

          3. The Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code.

K.   SECTION 1129(a)(11) FEASIBILITY OF THE PLAN

          1. Section 1129(a)(11) of the Bankruptcy Code requires that a plan be "feasible" and that the debtor or its successor under such plan is not likely to require liquidation or further financial reorganization, except as provided under such plan.

          2. On the basis of the information presented in the Plan, the record of the Confirmation Hearing, and as detailed in the Disclosure Statement, the Court concludes that confirmation of the Plan is not likely to be followed by the liquidation of, or the need for further financial reorganization of, any of the Debtors, except to the extent that such liquidation is required by or contemplated under the Plan.

          3. It is a condition to the occurrence of the Effective Date that the Reorganized Debtors shall have entered into and shall have credit availability under a credit facility to provide the Reorganized Debtors with working capital (including letters of credit) in an amount sufficient to meet the needs of the Reorganized Debtors, as determined by the Reorganized Debtors. The Debtors have been engaged in discussions with PNC Bank regarding such a credit facility and believe that a commitment letter offering to provide such financing will be forthcoming shortly after the Confirmation Date.

          4. For all purposes with respect to distributions to creditors under the Plan, the Equity Value is $341.8 million.

          5. The Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code.

L.   SECTION 1129(a)(12) PAYMENT OF BANKRUPTCY FEES

          1. Section 1129(a)(12) of the Bankruptcy Code requires that either all fees payable under 28 U.S.C. section 1930, as determined by the court at the hearing on confirmation of the plan, have been paid or that the plan provides for the payment of all such fees on the effective date of the plan.

          2. Section 12.1 of the Plan provides that all fees payable pursuant to 28 U.S.C. section 1930 shall be paid by the Reorganized Debtors on the Effective Date.

          3. The Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code.

M.   SECTION 1129(a)(13) RETIREE BENEFITS

          1. Section 1129(a)(13) of the Bankruptcy Code requires the continuation of payment of all retiree benefits, at the level established pursuant to section 1114 of the Bankruptcy Code at any time prior to confirmation of the plan, for the duration of the period for which the debtor has obligated itself to provide such benefits.

          2. Section 8.7 of the Plan provides that all employment and severance policies shall be deemed to be, and shall be treated as though they are, executory contracts that are deemed assumed under the Plan, and the Debtors' obligations under such plans, policies, and programs shall be deemed assumed pursuant to section 365(a) of the Bankruptcy Code, survive confirmation of the Plan, remain unaffected thereby, and not be discharged in accordance with section 1141 of the Bankruptcy Code.

          3. The Plan accordingly satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code.

N.   BANKRUPTCY RULE 3016(b)

           The Plan is dated and identifies the entities submitting the Plan.

O. SECTION 1129(b) CONFIRMATION OF THE PLAN OVER THE NONACCEPTANCE OF CERTAIN IMPAIRED CLASSES

          1. Class 4 (Designated Real Property Tax Claims), Class 18 (Other Product Liability Tort Claims), Class 20 (Unsecured Claims other than Convenience Claims and Specified Treatment Claims), Class 23 (Penalty Claims), and Class 24 (Equity Interests) rejected or are deemed to have rejected the Plan.

          2. The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code because, with respect to each class of Claims and Equity Interests that has failed to accept the Plan or is deemed to have rejected the Plan, the Plan does not discriminate unfairly and is fair and equitable with respect to such classes.

          3. The Designated Real Property Tax Claim is a non-recourse, in rem obligation to the holder of the Designated

Real Property Tax Claim, and, pursuant to section 3.2.4 of the Plan, the holder of the Designated Real Property Tax Claim will receive the property securing the Designated Real Property Tax Claim. Pursuant to section 1129(b)(2)(A)(iii), the holder of the Designated Real Property Tax Claim will realize the indubitable equivalent of its Claim.

          4. No holder of a Claim or Equity Interest junior to the Claims in each of Class 18 (Other Product Liability Tort Claims), Class 20 (Unsecured Claims other than Convenience Claims and Specified Treatment Claims), and Class 23 (Penalty Claims), and the Equity Interests in Class 24 (Equity Interests) will receive or retain any property under the Plan on account of such junior Claims or Equity Interests, and no class of Claims senior to such classes is receiving more than full payment on account of the Claims or Equity Interests in such classes.

          5. All holders of Claims or Equity Interests in the same class under the Plan are receiving the same treatment under the Plan, unless such holder has made an election under the Plan to be treated as a Convenience Claim.

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





          6. The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code with respect to each class of Claims and Equity Interests that did not accept the Plan..

P.   SECTION 1129(d) TAX AVOIDANCE

          1. No objection has been filed by any governmental unit or any party in interest alleging that the principal purpose of the Plan is avoidance of taxes or avoidance of the requirements of section 5 of the Securities Act of 1933, as amended.

          2. The principal purpose of the Plan is not avoidance of taxes or avoidance of the requirements of section 5 of the Securities Act of 1933, as amended.

                                       IX.

                                  DISTRIBUTIONS
                                  -------------

           Sections 5.3, 7.3, 7.4, 7.5, 7.7, and 7.10 of the Plan contain the provisions governing distributions under the Plan, and such provisions are fair and reasonable.

                                       X.

                               PLAN MODIFICATIONS
                               ------------------

          1. On November 13, 1996, the Plan Proponents filed modifications to the Plan, which effect certain technical amendments to Plan and resolve certain objections to confirmation of the Plan (the "Plan Modifications").

          2. The Plan Modifications do not adversely change the treatment of the Claim of any creditor. To the contrary, the Plan Modifications clarify certain provisions of the Plan. The Plan Modifications preserve the Plan, as negotiated, and the rights of all parties set forth therein.

          3. Disclosure of the Plan Modifications at the Confirmation Hearing constituted adequate and appropriate notice of the Plan Modifications under the circumstances, and no further notice of the Plan Modifications is necessary. The Plan Modifications comply in all respects with section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and all other provisions of the Bankruptcy Code. No additional disclosure under section 1125 of the Bankruptcy Code is required with respect to the Plan Modifications.

          4. Accordingly, pursuant to section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all holders of Claims that have accepted or are conclusively presumed to have accepted the Plan are deemed to have accepted the Plan Modifications.

                                       XI.

                    CONDITIONS PRECEDENT TO CONFIRMATION DATE
                    -----------------------------------------

          3. The condition precedent set forth in section 7.8.0.1 of the Plan will be satisfied by entry of the judgment order confirming the Plan.

          4. Class 17 (Asbestos Personal Injury Claims and Lead Personal Injury Claims) has voted, by at least 75 percent (75%) of those voting, in favor of the Plan.

          5. The Bankruptcy Court has entered an order approving the Environmental Settlement Agreement, which is reasonably acceptable to the Plan Proponents. The Plan Proponents have waived the condition that such order have become a Final Order on or before the Confirmation Date.

          6. The Plan Proponents have advised the Court that this order is, in form and substance, acceptable to the Plan Proponents.

          7. Each of the conditions precedent to confirmation of the Plan that are set forth in section 7.8 of the Plan have been waived by the Plan Proponents or satisfied.

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


                                      XII.

                   THE TRANSFERS OF PROPERTIES UNDER THE PLAN
                     ARE GOVERNED BY THE EXEMPTIONS PROVIDED
                    IN SECTION 1146(c) OF THE BANKRUPTCY CODE
                    -----------------------------------------

A.    SALES OF DIVISIONS, PLANTS, OR OTHER SIGNIFICANT OPERATING
      ASSETS AFTER THE EFFECTIVE DATE

          1. As part of the Plan Consideration, the Debtors will be distributing to the PI Trust and holders of Allowed Environmental Claims and Allowed Unsecured Claims Divestiture Notes in the aggregate principal amount of $50 million.

          2. Pursuant to the Divestiture Notes, if divisions, plants, or other significant operating assets of the Debtors are sold (the "Divestitures"), the net proceeds received from such sale will be placed in a separate account. Whenever funds in such account equal or exceed $10 million, an equivalent amount of Divestiture Notes is required to be called for redemption at one hundred percent (100%) of their principal amount plus accrued interest to the redemption date.

          3.  The Divestitures are necessary to effectuate the Plan.

          4. Consistent with the requirements of section 1146(c) of the Bankruptcy Code, the Divestitures are not subject to taxation under any state or local law imposing a stamp, transfer, or similar tax.

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





B.   REORGANIZED CREDIT FACILITY

          1. It is a condition to the occurrence of the Effective Date that the Reorganized Debtors shall have entered into and shall have credit availability under a credit facility to provide the Reorganized Debtors with working capital (including letters of credit) in an amount sufficient to meet the needs of the Reorganized Debtors, as determined by the Reorganized Debtors.

          2. The lenders providing such credit facility may require, as a condition to issuance of such credit facility, security interests in certain assets of the Reorganized Debtors (the "Security Interests"). If required by such lenders, the Security Interests are necessary to effectuate the Plan and to achieve a viable reorganized company.

          3. Consistent with the requirements of section 1146(c) of the Bankruptcy Code, any Security Interests will not be subject to taxation under any state or local law imposing a stamp, transfer, or similar tax.

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




           The foregoing constitutes our findings of fact and conclusions of law.

Dated:            Cincinnati, Ohio
                  November 18, 1996
                                              /s/ S. Arthur Spiegel
                                             --------------------------------
                                             THE HONORABLE S. ARTHUR SPIEGEL
                                             United States District Judge

                  Cincinnati, Ohio
                  November 18, 1996
                                              /s/ Burton Perlman
                                             ---------------------------------
                                             THE HONORABLE BURTON PERLMAN
                                             United States Bankruptcy Judge

                                       69